CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 19, 2013, relating to the financial statements and financial highlights, which appear in the February 28, 2013 Annual Report to Shareholders of Columbia Equity Value Fund (one of the funds constituting Columbia Funds Series Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 26, 2013